SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C.  20549




                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934




Date  of  Report    (Date  of  earliest  event  reported)        March  23, 1999


                             TRI-VALLEY CORPORATION
                             ----------------------
          (Exact  name  of  registrant  as  specified  in  its  charter)


             DELAWARE                              0-6119             84-0617433
--------------------------------------------------------------------------------
(State  or  other  jurisdiction                  (Commission       (IRS Employer
    of  incorporation)                        File Number)   Identification no.)


 230  South  Montclair  Street,  Suite  101    Bakersfield,  CA    93309
------------------------------------------------------------------------
   (Address  of  principal  executive  office)                        (Zip code)



Registrant's  telephone  number,  including  area  code:  (661)    837-9300
                                                 -----------------------------

ITEM  5    OTHER  EVENTS
-------

On March 23, 1999, Tri-Valley Corporation announced that it had executed a definitive agreement for Placer Dome U.S., Inc., to explore and develop approximately 36 square miles of Tri-Valley's claim block at Richardson, Alaska. The agreement is described in the press release filed herewith as an exhibit.

ITEM  7    FINANCIAL  STATEMENTS  AND  EXHIBITS
-------

(c)          Exhibits

99.1    Press  Release  dated  March  23,  1999
     Tri-Valley Corporation and Placer Dome U.S., Inc. have executed a definitive agreement for PDUS to explore and develop approximately 36 square miles of TVC's claim block at Richardson, Alaska it was announced today by F. Lynn Blystone, TVC president and chief executive officer.

     Terms call for PDUS to expend a minimum of US$6.5 million in work on the property over the next five years and partially reimburse TVC for some of its prior exploration expenditures in order to earn 51% interest in the area. PDUS may then earn an additional 29% interest by completing a bankable feasibility study for a positive production decision on no less than 750,000 recoverable ounces of gold. TVC estimates such a study could cost in excess of US$10 million.

     "We believe this agreement with one of the world's greatest gold mining companies brings the capital and expertise necessary to prove up a major portion of our property and bring exceptional value to our shareholders," Blystone said.

     Tri-Valley retained approximately 14.5 square miles for its own account, including a potentially high grade dike system and high grade creek as well as placer rights over the entire 51.5 square miles of claims and prospecting sites.

     The Richardson claims are all on State of Alaska lands and appear to be a separate fault block along the Tintina Gold Belt, which is emerging as North America's hottest gold play. Tri-Valley has steadily explored the area since 1987 primarily with geoscientists from TsNIGRI, the principal Russian mineral research institute based in Moscow.

     Using their proprietary techniques as well as lots of good old fashioned shoveling to get below the vegetal cover, TsNIGRI built a huge database over approximately 225 square miles from which Tri-Valley selected its core claims. Last fall TsNIGRI scientists found new areas containing high gold, tellurium, bismuth and weaker arsenic values, the mineral signature of the 4 million plus ounce Fort Knox mine to the north and the 5 million plus ounce Pogo project to the southeast. Tri-Valley believes its data indicates a massive pluton related gold system which Placer Dome has now optioned for exploration, development and mining joint venture with TVC.

     "We are particularly impressed by Placer Dome's operating strength as they recently reported record low cash production costs of US$149 per ounce on 2.9 million ounces of gold production world wide for 1998, and we are pleased to have such a capable partner in our Alaska gold project," said Blystone. "With PDUS handling our claims on the Buck/Buckeye trend, TVC will focus on the lode opportunity of the several miles-long Democrat Dike system as well as the placer potential on a high grade creek where turn-of-the-century newspaper articles noted quarter-ounce to the pan (about 65 ounces per yard) gold at 80 feet.
We're  looking  for  partners  for  those  areas,  too,"  Blystone  said.

     Tri-Valley Corporation is headquartered in Bakersfield, California and is publicly traded over-the-counter on the electronic bulletin board under the symbol "TRIL." Through its wholly owned subsidiary, Tri-Valley Oil & Gas Co., TVC explores for and produces dry natural gas in California's Sacramento Valley and is part of North America's biggest onshore oil and gas play at East Lost Hills where it has targeted a deep structure that could contain up to four billion barrels of oil and 10 trillion cubic of natural gas.

     This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in the company's quarterly report on Form 10-QSB for the quarter ended September 30, 1998, and the annual report on Form
10-KSB  for  the  year  ended  December  31,  1997.




                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             TRI-VALLEY CORPORATION





March  23,  1999                                /s/  Thomas  J.  Cunningham
                                                ---------------------------
                              Thomas  J.  Cunningham
                              Chief  Financial  Officer